Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On August 14, 2007, K-Sea Transportation Partners, L.P., through certain wholly owned subsidiaries (collectively, the “Partnership”), completed the acquisition of all of the equity interests in Smith Maritime, Ltd, GoBig Chartering, LLC and Sirius Maritime LLC (“Smith/Sirius”).  The aggregate purchase price was approximately $202,962, comprising $169,154 in cash, $23,573 of assumed debt, and common units valued at approximately $10,235.

The following summary unaudited pro forma combined financial information reflects the combination of the historical consolidated balance sheets and income statements of the Partnership and Smith/Sirius, adjusted for the effects of the acquisition and the related funding.

The unaudited pro forma combined financial information is based on the following assumptions and adjustments:

• the income statement data for the year ended June 30, 2007 presents operations as if the acquisition were effected on July 1, 2006;

• the balance sheet data presents the acquisition as if it were effected on June 30, 2007;

• the balance sheet and income statement data reflect additional long-term borrowings to fund the purchase of Smith/Sirius; and

• the historical financial statements of Smith/Sirius, and related accounting policies, have been adjusted to conform to the Partnership’s financial statement presentation and format.

The historical income statement information for the year ended June 30, 2007 is derived from the audited financial statements of the Partnership for the year ended June 30, 2007 and from the audited financial statements of Smith/Sirius for the year ended December 31, 2006 and unaudited financial statements of Smith/Sirius for the six months ended June 30, 2007 and 2006. The historical income statement information of Smith/Sirius for the year ended June 30, 2007 was derived by adding the results for the six months ended June 30, 2007 to the results for the year ended December 31, 2006, and subtracting the results for the six months ended June 30, 2006.  The unaudited pro forma combined financial information should be read together with the historical financial statements of Smith/Sirius, which are included as Exhibit 99.1 to this Current Report on Form 8-K, and with the Partnership’s historical consolidated financial statements for the fiscal year ended June 30, 2007 included in its Annual Report  on Form 10-K for the fiscal year ended June 30, 2007, which was filed with the Securities and Exchange Commission on September 12, 2007.

The unaudited pro forma combined financial information is presented for illustrative purposes only.  The financial results may have been different if the companies had always been combined or if the transactions had actually occurred as of the dates indicated above.  This financial information does not project the Partnership’s financial position or results of operations for any future period.  Further, the unaudited pro forma combined financial information does not reflect the effect of anticipated synergies resulting from the acquisition.

K-Sea Transportation Partners L.P.

Unaudited Pro Forma Combined Balance Sheet

June 30, 2007

	Historical
	K-Sea Transportation Partners L.P.	Smith / Sirius	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$912	$15,848	$(14,848	)a	$162
			(170,154	)b
			170,154	c
			(1,750	)d
Accounts receivable, net	20,664	4,861			25,525
Deferred taxes	948	—			948
Prepaid expenses and other current assets	5,073	1,524			6,597

Total current assets	27,597	22,233	(16,598)		33,232
Other assets
Vessels and equipment, net	358,580	68,617	65,788	b	495,385
			2,400	e
Construction in progress	13,285	18,095			31,380
Deferred financing costs, net	1,106	14	1,750	d	2,870
Goodwill	16,385	—	41,773	b	58,158
Other assets	12,861	354	17,250	b	30,465

Total assets	$429,814	$109,313	$112,363		$651,490

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$9,270	$21,774	$(660	)b	$12,668
			(17,716	)f
Accounts payable	17,091	3,615			20,706
Accrued expenses and other current liabilities	12,044	3,540			15,584
Deferred revenue	—	2,499			2,499

Total current liabilities	38,405	31,428	(18,376)		51,457
Term loans and capital lease obligations	137,946	11,541	(2,549	)b	164,654
			17,716	f
Credit line and other borrowings	97,071	—	170,154	c	267,225
Other long-term liabilities	—	127			127
Deferred taxes	3,739	—			3,739

Total liabilities	277,161	43,096	166,945		487,202
Partners’ capital/members’ equity	152,653	66,217	(14,848	)a	164,288
			(42,134	)b
			2,400	e

Total liabilities and partners’ capital/members’ equity	$429,814	$109,313	$112,363		$651,490

See accompanying notes to unaudited pro forma combined financial statements.

K-Sea Transportation Partners L.P.

Unaudited Pro Forma Combined Income Statement for the Year Ended June 30, 2007

	Historical
	K-Sea Transportation Partners L.P.	Smith / Sirius	Pro Forma Adjustments		Pro Forma
	(in thousands)
Voyage revenue	$216,924	$51,013	$		$267,937
Bareboat charter and other revenue	9,650	5,959			15,609

Total revenues	226,574	56,972			283,546

Voyage expenses	45,875	5,852			51,727
Vessel operating expenses	96,005	20,308	(2,412	)e	113,901
General and administrative expenses	20,472	6,905			27,377
Depreciation and amortization	33,415	6,628	1,803	e	45,622
			2,276	g
			1,500	h
Net (gain) loss on disposal of vessels	102	(3,181)			(3,079)

Total operating expenses	195,869	36,512	3,167		235,548

Operating income	30,705	20,460	(3,167)		47,998
Interest expense, net	14,097	2,341	755	a	29,377
			11,834	c
			350	d
Other (income) expense, net	(63)	38			(25)

Income before provision for income taxes	16,671	18,081	(16,106)		18,646
Provision for income tax	851	—			851

Net income	$15,820	$18,081	$(16,106)		$17,795

General partner’s interest in net income	$316				$356
Limited partners’ interest:
Net income	$15,504				$17,439
Net income per unit—basic:	$1.56				$1.71
—diluted:	$1.55				$1.70
Weighted average units outstanding—basic:	9,936		250	i	10,186
—diluted:	10,020		250	i	10,270

See accompanying notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Information

(dollars in thousands)

Pro forma adjustments

(a)  Reflects the elimination of cash in excess of $1,000 agreed to be retained by the sellers, and the related reduction of investment income on such excess cash.

(b)  The total purchase price for the acquisition of Smith/Sirius was approximately $203.0 million, calculated as follows:

Cash purchase price to seller	$165,695
Payoff of Smith term loan by the Partnership at closing	3,209
Estimated direct acquisition costs	1,250
Cash portion of purchase price	170,154
Value of common units to seller	10,235
Assumed debt	23,573
203,962
Less cash acquired	(1,000)

Total purchase price	$202,962

The acquisition of Smith/Sirius will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.  The assets and liabilities of Smith/Sirius will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Partnership’s unaudited pro forma combined financial information are preliminary and subject to change.

The Partnership’s preliminary allocation of the total purchase price for the Smith/Sirius acquisition is as follows:

	Estimated Net Book Value of Acquired Assets and Liabilities	Adjustment	Preliminary Fair Value
Current assets	$7,385		$7,385
Vessels and equipment	86,712	$65,788	152,500
Other assets	368		368
Intangible assets	—	17,250	17,250
Goodwill	—	41,773	41,773
Total assets	94,465	124,811	219,276

Current liabilities, excluding debt	9,654		9,654
Term loans and capital lease obligations, excluding assumed debt	9,742	(3,209)	6,533
Other long term liabilities	127		127
Total liabilities	19,523	(3,209)	16,314

Total purchase price	$74,942	$128,020	$202,962

Approximately $152,500 of the purchase price has been preliminarily allocated to vessels and equipment based upon their estimated fair values. Approximately $15,000 of the purchase price has been preliminarily allocated to identifiable intangible assets consisting primarily of customer lists and non-compete agreements. These intangible assets are being amortized over estimated useful lives ranging from 3 to 10 years.  An additional $2,250 of intangibles has been allocated to the excess fair market value of a leased vessel over its purchase option price. The equity adjustment of $42,134 reflects $74,942 of net book value of acquired assets and liabilities less assumed debt of $23,573 and common units issued to sellers of $10,235, plus acquired cash of $1,000.

(c)  The adjustment reflects  long-term borrowings of $170,154 used to pay the cash portion of the purchase price and the estimated transaction costs. Long-term borrowings consist of (1) $65,154 in borrowings under an expanded senior secured revolving credit facility, (2) a $45,000 364-day senior secured revolving facility, and (3) a bridge loan facility of $60,000 which bears interest at an annual rate of LIBOR plus 1.50%. The revolving facility and the 364-day facility bear interest at LIBOR plus a margin ranging from 0.7% to 1.5% depending on the Partnership’s ratio of total funded debt to EBITDA (as defined in the agreement). A rate of LIBOR plus 1.5% on the revolving facility and the 364-day facility has been used. After the payoff of the Smith term loan of $3,209, total debt has increased by $166,945. The increased debt resulted in an $11,834 increase in interest expense at an annual interest rate of approximately 7.09%. A 1/8% change in the interest rate on these borrowings would change interest expense by $213 annually.

(d)  Reflects estimated costs of $1,750 incurred in connection with the financing described in (c) above, which resulted in $350 of increased amortization of deferred financing costs.

(e)   Reflects a change from Smith/Sirius method of accounting for drydocking expenditures (expensed currently) to the Partnership’s method of accounting for drydocking expenditures (capitalized and amortized over 36 months). Both methods are acceptable under U.S. generally accepted accounting principles.

(f)  Reflects a reclassification of certain assumed debt to long-term; such debt had been classified as short-term on the Smith/Sirius balance sheet  due to debt covenant non-compliance. There is no longer a covenant violation for pro forma purposes because the partnership is in compliance with its debt covenants.

(g)  Reflects an increase in depreciation of acquired vessels of $2,276, which results from a step up of book basis of the vessels to their fair market values.

(h)  Reflects amortization of identified intangibles of $1,500 described in (b) above.

(i)  Net income per limited partner unit is determined by dividing net income, after deducting the amount of net income allocated to the general partner interest, by the weighted average number of units outstanding during the year. Diluted net income per unit reflects the dilutive effect of outstanding, unvested restricted units. The pro forma weighted average units outstanding reflects the additional 250,000 units issued at the closing of this transaction.